EXHIBIT 10.23

INSIGNIA SYSTEMS, INC.

2008 CEO BONUS PLAN

1.	Purpose. The purpose of this Plan is to assist the corporation in retaining and motivating the CEO of the corporation, for the benefit of the corporation and its shareholders.

2.	Eligibility. The sole employee eligible to participate in this Plan is the CEO of the corporation. The CEO must be employed on December 31, 2008 to earn any bonus.

3.	Duration of Plan. This Plan shall be effective for the corporation’s fiscal year ending December 31, 2008.

4.	Bonus Formula. The CEO may earn a bonus for 2008 equal to the sum of the following:

(a)       1% of total POPS revenue for 2008 between $21.5 million and $26.5 million, for a maximum bonus under this paragraph of $50,000; plus

(b)       3.75% of the corporation’s gross margin for POPS sales in 2008, multiplied by total POPS revenue for 2008 over $26.5 million.

5.

Calculation of Bonus.   POPS revenue, POPS gross margin and earned bonus shall be calculated by the corporation’s CFO based on the accounting methods and procedures used in preparing the corporation’s audited financial statements for 2008.

6.	Payment of Bonus. Earned bonus shall be calculated and paid as soon as administratively feasible after December 31, 2008.

7.	Non-Assignability. The CEO may not assign or transfer his right to payment under this Plan, and his right to payment may not be attached by creditors.

8.	No Continued Employment. Nothing contained in this Plan shall be construed as guaranteeing continued employment to the CEO.

9.	Administration. The Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret the Plan, and determine amounts payable under the Plan.